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                                                                       Exhibit 5

                                 April 29, 1999


Marimba, Inc.
440 Clyde Avenue
Mountain View, California 94043

               Re:    Marimba, Inc. (the "Company")
                      Registration Statement for
                      an aggregate of 4,861,544 Shares of Common Stock

Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,961,544 shares of Common Stock available for issuance under the Company's 1996 Stock Plan, (ii) 1,250,000 shares of Common Stock available for issuance under the Company's 1999 Omnibus Equity Incentive Plan, (iii) 500,000 shares of Common Stock available for issuance under the Company's 1999 Employee Stock Purchase Plan and International Employee Stock Purchase Plan and (iv) 150,000 shares of Common Stock available for issuance under the Company's 1999 Non-Employee Directors Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1996 Stock Plan, the 1999 Omnibus Equity Incentive Plan, the 1999 Employee Stock Purchase Plan and International Employee Stock Purchase Plan and the 1999 Non-Employee Directors Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP

                                        Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP